Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

CONCORD, CA, July 31, 2007—Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2007.

Revenues for the second quarter of 2007 were $4.5 million, down from $6.5 million for the second quarter of 2006. Product revenues for the INTERCEPT Blood System increased to $1.7 million during the current quarter, up from $0.8 million during the second quarter of 2006. In contrast to the second quarter of 2006, when $4.2 million of revenue was recognized from milestone payments received from BioOne and development funding from agreements with Baxter and MedImmune, in the second quarter of 2007 no such revenue was recognized. Total operating expenses for the second quarter of 2007 were $23.4 million, up from $12.4 million for the same period in 2006. This increase was primarily due to a non-cash charge of $9.5 million, reflecting a write-down of the carrying value of the Company’s equity interest in BioOne, which licensed commercialization rights for the INTERCEPT platelet and plasma systems in Asia, and costs associated with commercialization efforts in Europe.

Net loss for the second quarter of 2007 was $17.9 million, or $0.56 per share, compared to net loss of $5.1 million, or $0.18 per share, for the second quarter of 2006. The total operating expenses and loss during the quarter included the non-cash charge of $9.5 million, or $0.30 per share, associated with the write-down of the Company’s equity interest in BioOne.

At June 30, 2007, the Company had cash, cash equivalents and short-term investments of $74.4 million.

“I am pleased with the solid commercial progress of the INTERCEPT Blood System,” said Claes Glassell, president and CEO of Cerus Corporation. “We continue to increase sales and customers quarter by quarter and have signed several distribution agreements to help accelerate our rollout plan for the INTERCEPT Blood System.”

RECENT HIGHLIGHTS

•	Grifols S.A. and Cerus agreed to commercialize the INTERCEPT Blood System in Spain and Portugal;

•	Cerus signed additional distribution agreements in Greece and Turkey and has an existing distribution agreement in Kuwait;

•	Cerus signed an initial contract to supply national blood centers in France with its platelet system;

•	INTERCEPT plasma gained registration in French official journal;

•	The largest blood center in Germany has filed for its marketing authorization with the Paul Ehrlich Institute; and

•	Cerus had a successful presence at the International Society for Blood Transfusion congress in Madrid, Spain.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy designed to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology. The system is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in the research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

This press release contains forward-looking statements, including statements related to the potential efficacy the Company’s products and technologies and the commercial progress of such products. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “intends,” “believes,” “estimates,” “expects,” “plans” and similar words or expressions or the negative of these words or expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks identified in the company’s filings with the Securities and Exchange Commission, including the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Government grant and cooperative agreements	$2,713	$1,480	$6,224	$4,182
Product revenue	1,671	776	2,858	1,255
Milestones and development funding	130	4,204	130	8,021

Total Revenues	4,514	6,460	9,212	13,458

Operating expenses
Cost of product revenue	1,067	281	1,891	464
Research and development	6,757	7,977	13,205	14,615
Selling, general and administrative	6,151	4,142	11,473	7,301
Impairment of long-term investment in related party	9,450	—	9,450	—

Total operating expenses	23,425	12,400	36,019	22,380

Loss from operations	(18,911)	(5,940)	(26,807)	(8,922)
Interest income and other, net	996	868	2,084	2,921

Net loss	$(17,915)	$(5,072)	$(24,723)	$(6,001)

Net loss per share:
Basic	$(0.56)	$(0.18)	$(0.78)	$(0.24)
Diluted	$(0.56)	$(0.18)	$(0.78)	$(0.24)

Weighted average common shares outstanding used for basic and diluted loss per share
Basic	31,810	27,770	31,790	25,450
Diluted	31,810	27,770	31,790	25,450

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

BALANCE SHEETS

(In thousands)

	June 30, 2007	December 31, 2006
Cash, cash equivalents, and short-term investments	$74,435	$93,416
Accounts receivable and other current assets	9,678	7,494
Inventories	4,090	1,833
Furniture and equipment, net	1,450	1,627
Other assets	2,162	11,447

Total Assets	$91,815	$115,817

Accounts payable and accrued liabilities	$14,113	$14,144
Deferred revenue	32	—
Deferred gain	—	586
Other current liabilities	48	84
Other long-term liabilities	17	32

Total liabilities	14,210	14,846

Stockholders’ equity	77,605	100,971

Total liabilities and stockholders’ equity	$91,815	$115,817

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